As filed with the Securities and Exchange Commission on March 21, 2001

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PHARMACIA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	43-0420020 (IRS Employer Identification No.)
100 Route 206 North, Peapack, New Jersey (Address of Principal Executive Offices)	07977 (Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this relates:	_____________________________ (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered Preferred Share Purchase Rights	Name of Each Exchange on Which Each Class is to be Registered New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

                      This Form 8-A/A amends and supplements the Form 8-A filed by Pharmacia Corporation, a Delaware corporation (formerly Monsanto Company) (the "Company"), with the Securities and Exchange Commission on December 30, 1999, with respect to Preferred Share Purchase Rights (the "Original Form 8-A"). Capitalized terms used without definition herein shall have the meaning set forth in the Original Form 8-A.

Item 1.	Description of Registrant's Securities to be Registered.

                      Item 1 of the Original Form 8-A is amended and supplemented by adding the following:

                      In accordance with the Rights Agreement, the Company has appointed Mellon Investor Services LLC as Rights Agent (the "Successor Rights Agent"), effective February 20, 2001. The Company and the Successor Rights Agent have entered into an Amended and Restated Rights Agreement, dated as of February 20, 2001, which amends and restates the Rights Agreement.

                      The Amended and Restated Rights Agreement (which includes as Exhibit A the form of Rights Certificate) is attached hereto as an exhibit and is hereby incorporated herein by reference.

Item 2.	Exhibits

                      Item 2 of the Original Form 8-A is amended and restated as follows:

Exhibit No. (4)	Description

Amended and Restated Rights Agreement, dated as of February 20, 2001, between Pharmacia Corporation and Mellon Investor Services LLC, which includes the form of Right Certificate as Exhibit A.

SIGNATURE

                      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PHARMACIA CORPORATION
By:	/s/ Don W. Schmitz

	Name: Title:	Don W. Schmitz Vice President and Secretary

Date: March 21, 2001

EXHIBIT INDEX>

Exhibit No. (4)	Description

Amended and Restated Rights Agreement, dated as of February 20, 2001, between Pharmacia Corporation and Mellon Investor Services LLC, which includes the form of Right Certificate as Exhibit A.